NEWS RELEASE

FOR IMMEDIATE RELEASE

ThermoView Industries, Inc. Reports Acceptance of Plan for Regaining Compliance with American Stock Exchange Continued Listing Standards

LOUISVILLE, Ky. (June 30, 2005) -- ThermoView Industries, Inc. (AMEX: THV), which designs, manufactures and markets home improvements under the brand name "THV: America's Home Improvement Company," today announced that the American Stock Exchange has accepted its submitted plan to regain compliance with American Stock Exchange continued listing standards.

On April 28, 2005, ThermoView received notice from Exchange staff indicating that the Company is below certain of the Exchange's listing standards. Specifically, ThermoView's reported losses from continuing operations over the last three years coupled with its current negative shareholders' equity does not satisfy American Stock Exchange listing standards contained in Sections 1003(a)(i) and 1003(a)(ii) of the Company Guide. ThermoView was granted the opportunity to submit a plan of compliance to the Exchange, and on May 31, 2005 presented its plan to the Exchange. In a June 28, 2005 letter, the American Stock Exchange accepted ThermoView's plan of compliance and granted the Company an extension of time until October 30, 2006 to regain compliance with the continued listing standards. ThermoView will be subject to periodic review by Exchange staff during the extension period. Failure to make progress consistent with the plan or regain compliance with the continued listing standards by the end of the extension period could result in the Company being delisted from the American Stock Exchange. ThermoView CEO Charles L. Smith stated, "We are pleased that AMEX has accepted our plan, and we intend to continue working with AMEX to regain compliance with the listing standards."

About ThermoView Industries, Inc.

ThermoView is a national company that designs, manufactures, markets and installs high-quality replacement windows and doors as part of a full-service array of home improvements for residential homeowners. ThermoView's common stock is listed on the American Stock Exchange under the ticker symbol "THV." Additional information on ThermoView Industries is available at http://www.thv.com .

Safe Harbor Statement

Statements in this news release that are not descriptions of historical facts are forward-looking statements that are subject to risks and uncertainties. Words such as "expect," "intends," "believes," "plans," "anticipates" and "likely" also identify forward-looking statements. All forward-looking statements are based on current facts and analyses. Actual results may differ materially from those currently anticipated due to a number of factors including, but not limited to our history of operating losses, anticipated future losses, competition, future capital needs, the need for market acceptance, dependence upon third parties, disruption of vital infrastructure, general economic downturn and intellectual property rights. All forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

Contacts:

David A. Anderson, Chief Financial Officer, ThermoView Industries, Inc., 502-968-2020.